Product Sales Contract

Party A (Buyer):
Party B (Seller): Gansu JOY Agricultural Technology Co., Ltd.
Contract No.:
Place of Signing:
Date of Signing:

Upon mutual understanding, Party A and Party B hereafter enters into this contract with honest and good faith in accordance with Contract Law of the People's Republic of China.

1.  Product’s Name, Specification and Price

Name	Specification	Unit	Quantity	Price per Unit (RMB)	Total Price (RMB)	Note
Sunflower Oil	1.0L	Barrel
Sunflower Oil	2.1L	Barrel
Sunflower Oil	3.6L	Barrel
Sunflower Oil	5.1L	Barrel
Total

2. Quality Standard of the Products and Conditions and Timeline to be complied by Party B: the products provided by Party B should meet the relevant National Standards; otherwise Party A may reject the goods.

3. Delivery: Party B is responsible for the delivery and bears delivery cost; and Party A is responsible for unloading, and bears the relevant cost; Party B should provide assistance for unloading process; the place of delivery is the warehouse designated by Party A.

4. Deposit and Time of Delivery: Party A should remit _________RMB as deposit to Party B’s designated bank account after the signing of the contract. Party B shall  arrange the delivery within 10 days after receiving the order from Party A.

5. Acceptance Standard, Method, and Dissent period: Acceptance procedure is conducted according to the quotation form, specification, place of origin and user’s confirmation.

6. Settlement and Deadline: Party A shall make the payment within 40 days after Party B delivers the products to the place that is designated by Party A and fulfill the acceptance procedure.

7. Liability for breach: if Party B fails to deliver products to Party A on time, Party A is entitled to damages equal to 1% of contract price for each breaching day. Party A shall be entitled to terminate the contract and seek other suppliers if Party B fails to deliver within 3 days after due day. If Party A fails to make a timely payment, then Party B is entitled compensation equal to1% of the contract price for each breaching day until the total amount be paid off. If both parties fail to execute the agreements due to the force majeure, such as natural disasters or reasons beyond the control of both parties itself, the party may be exempted from economic obligation upon mutual negotiation and with the presence of verification from related authority.

Supplementary Terms:
1.	The contract shall take effect on the date of execution. The term of this agreement is one year, provided the products are delivered and the total price is paid off.
2.
Any dispute arising in the execution of the Contract, it shall be settled through mutual negotiation.  If no agreement is reached, it shall be submitted to the people’s court where both parties domicile.

3.	Each party shall observe the terms of Contract. No amendment or deletion of this Contract shall be valid until it is signed by both parties.
The Contract shall be executed in 2 originals. Each party has one original.
Party B(seal) Address: Phone: Legal Representative: Proxy: Opening Bank: A/C: Tax no.:	Party A(seal) Address: Phone: Legal Representative: Proxy: Opening Bank: A/C: Tax no.: